EXHIBIT 99.1

Advanced Biotherapy, Inc. Reports on Capital Formation and Plans to Conduct
Phase I Clinical Trials in the U.S.

WOODLAND HILLS, CA.— (BW HealthWire)—June 17, 2002— Advanced Biotherapy, Inc. (OTCBB: ADVB — news) announced today that it had raised approximately $3,667,000 in the private placement of its subordinated convertible pay-in-kind notes during approximately two months ended June 14, 2002. The convertible notes bear interest at 11% per year payable in cash or additional convertible debt, and are convertible into shares of Company Common Stock at a conversion price of $0.25 per share, subject to certain anti-dilution rights. The convertible notes were placed in two series with the first maturing on September 30, 2004, of which approximately $1,147,000 was placed, and the second maturing on June 1, 2006, of which approximately $2,520,000 was placed during June 2002. Commenting on this announcement, Mr. Edmond Buccellato, President and Chief Executive Officer stated “This infusion of capital, combined with the strength of our intellectual property, will allow us to implement our business plan regarding the conduct of clinical trials in the U.S.”

     As a result of proceeds raised from the placement of its convertible debt during the month of June, 2002, the Company has decided to file for Phase I Investigational New Drug Applications (IND’s) with the US Food and Drug Administration for two specific autoimmune diseases. An IND may be submitted for one or more phases of an investigation. The clinical investigation of a previously untested drug is generally divided into three phases. Phase I, the initial phase, includes the initial introduction of an investigational new drug into humans. Phase I studies are typically closely monitored and may be conducted in patients or normal volunteer subjects. These studies are designed to determine the metabolism and pharmacologic actions of the drug in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness. At this stage, the Company intends that such clinical investigations will be conducted under a contractual arrangement with one or more clinical research organizations, although no such arrangements have been made. Advanced Biotherapy, Inc., is also beginning to pursue out-licensing agreements for the use of antibodies to interferon-gamma to treat certain autoimmune conditions.

     Statements made in this news release, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. The risks and uncertainties which may affect the development, operations and results of our business include, but are not limited to the following: risks associated with clinical trials, the uncertainties of research and product development programs, the uncertainties of the regulatory approval process, the risks of competitive products, the risks of our current capital resources, the uncertainties as to the availability of future capital and our future capital requirements, and the risks associated with the extent and breadth of the Company’s patent portfolio. The rights of the Company in patents issued to the Company and applications for patents pending involve risks and uncertainties, including, but not limited to, the risks that third parties may be successful in challenging the patent; or that granted claims may be held invalid or interpreted differently by a court of law; or that new technologies will be developed that are superior in treating the diseases targeted by Advanced Biotherapy, Inc. Readers are cautioned not to place reliance on these forward-looking statements, which speak only as of the date the statements were made. See the Company’s public filings with the Securities and Exchange Commission for further information about risks and uncertainties that may affect the Company and the results or expectations expressed in our forward-looking statements, including the section captioned “Factors That May Affect The Company” contained in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.

CONTACT:
Edmond Buccellato
President and CEO
Email:	ed@advancedbiotherapy.com
Telephone:	818-883-6716
Website:	www.advancedbiotherapy.com